Acquisition of Investor Presentation March 24, 2022 Exhibit 99.2

Forward Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, asset quality trends and profitability of Farmers National Banc Corp. (“Farmers”). Forward-looking statements are not historical facts but instead express only management’s current expectations and forecasts of future events or long-term-goals, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and other similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from those indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from COVID-19 pandemic on local, national and global economic conditions; higher default rates on loans made to our customers related to the COVID-19 pandemic and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; and the other factors contained in Farmers’ periodic reports and registration statements, filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q, which have been filed with the Securities and Exchange Commission and are available on Farmers’ website (www.farmersbankgroup.com) and on the Securities and Exchange Commission’s website (www.sec.gov) . Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers undertakes no obligation to updated forward-looking statements, whether as a result of new information, future events or otherwise. Use of Non-GAAP Financial Measures This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include “Core Deposits” and “Tangible Common Equity ratio.” Farmers believes that these non-GAAP financial measures provide both management and investors a more completed understanding of Farmers’ deposit profile and capital. These non-GAAP financial measures are supplemental and are not substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of “Core Deposits” and “Tangible Common Equity ratio,” this presentation may not be comparable to other similarly titled measures as calculated by other companies. Disclosure Statement

STRATEGIC PARTNERSHIP TO DRIVE COMPETITIVE SCALE

Compelling New Market Expansion	• Unique opportunity to acquire scale in attractive Western PA markets including metro Pittsburgh • Ability to maximize the Farmers brand of both institutions and conversion of same core system • Opportunity to better compete for loan growth in new, demographically rich markets with a larger legal lending limit, increased product offering and robust wealth management business • Emclaire is one of few acquisition opportunities remaining to enter Western PA with a meaningful market share
Financially Attractive	• Increases assets ~26% to over $5.2 billion at close • Double-digit EPS accretion anticipated (~10% fully phased in) • Tangible book value earn-back of approximately 3 years (crossover method) • Internal rate of return of >20%
Fee Income Opportunity	• Ability to introduce a broader fee income product set to EMCF's captive customer base • Access to demographically attractive Pittsburgh MSA to expand reach of fee-based business lines • Introduction of FMNB's robust wealth management business to new markets and new customers that have not previously been able to combine banking and wealth management services
Attractive Core Deposit Franchise	• Incredibly sticky deposit clientele with a 100+ year history of serving its communities • Core deposits[(1)] make up 95% of total deposits as of 12/31/2021 • Low cost of deposits (0.41% MRQ)

(1) Total deposits less time deposits > $100k
Source: S&P Capital IQ Pro

FARMERS NATIONAL BANC CORP.
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Proven acquisition history and strategy Seven acquisitions in the past seven years* Target franchises with similar culture, compelling reputation, and strong customer base Focus on businesses that support cross sell opportunities and diversity footprint into compelling banking markets Manageable initial tangible book value dilution Reasonable price with a currency mix of cash and stock Long-Term Strategy of Value-Enhancing Acquisitions Farmers National Insurance (2008) Farmers Trust Company (2009) Private Client Services (2012) National Bancshares, Inc. (2015) Tri-State 1st Banc, Inc. (2015) Monitor Bancorp, Inc. (2017) Bowers Insurance (2016) Maple Leaf Financial, Inc. (2020) Cortland Bancorp (2021) National Associates, Inc. (2013) Emclaire Financial Corp (2022) (*): Including Emclaire Financial Corporation acquisition Note: Dates as of transaction close except for Emclaire Note: Dollars in millions Source: S&P Capital IQ Pro

Successful Track Record of Adding Value Through M&A; Proven Ability to Execute Prudently Upon Acquisitive Growth Building Franchise Value Note: Financial and transaction value shown as of close of transaction; with exception for Emclaire Financial Corp. Note: Shows all whole bank acquisitions since January 1, 2015 Source: S&P Capital IQ Pro Transaction: National Bancshares Corporation Tri-State 1st Banc, Inc. Monitor Bancorp, Inc. Maple Leaf Financial Cortland Bancorp Emclaire Financial Corp Total of Recent Bank Acquisitions Geography: Orville, OH East Liverpool, OH Big Prairie, OH Newbury, OH Cortland, OH Emlenton, PA -- Date Closed: June 2015 October 2015 August 2017 January 2020 November 2021 Est. 2H 2022 -- Branches: 14 5 1 2 13 19 54 Purchase Price: Cash & Stock: $75.3 million Cash & Stock: $14.3 million Cash & Stock: $7.6 million Cash & Stock: $43.0 million Cash & Stock: $129.3 million Cash & Stock: $104.8 million -- Target Assets: $546 million $138 million $39 million $275 million $793 million $1,060 million $2,851 million Target Loans: $409 million $65 million $21 million $181 million $492 million $791 million $1,959 million Target Deposits: $417 million $123 million $33 million $186 million $678 million $918 million $2,355 million

Pro forma franchise $5.2B Assets $3.2B Loans $4.5B Deposits 66 Branches $648.3M Market Cap(2) Pro Forma Highlights(1) (1) Estimated at close (2) Market capitalization based upon FMNB closing price of $17.02 as of March 23, 2022 Source: Company provided documents

Complementary franchises with strong performance Ability to further enhance Emclaire’s financial performance through cost savings, efficiency gains, cross-selling opportunities and other enhancements. LTM Return on Average Assets LTM Return on Tangible Common Equity LTM Efficiency Ratio LTM Net Interest Margin Source: S&P Capital IQ Pro

EmclairE financial corp financial highlights Source: S&P Capital IQ Pro

Pro forma loan and deposit composition Note: Data as of most recent quarter ended December 31, 2021 Note: Dollars in millions; does not include purchase accounting adjustments Source: S&P Capital IQ Pro Pro Forma Loan Portfolio Composition Pro Forma Deposit Portfolio Composition $2,331.1 $790.9 $3,122.0 PRO FORMA $3,547.2 $918.5 $4,465.7 PRO FORMA

Transaction terms Consideration Multiples Board / Management Timing / Approvals 2.1500 shares of FMNB common stock or $40.00 per share in cash for each share of EMCF, subject to 70% of EMCF shares being exchanged for stock and 30% being exchanged for cash Aggregate Deal Value of $104.8M or $37.62 per share(1) Deal Value / Tangible Book Value: 144.7% Price / Normalized Tangible Book Value(2): 136.7% Deal Value / LTM Net Income: 10.5x Core Deposit Premium(3): 3.9% 1 director from EMCF’s Board to join FMNB’s Board at closing Bill Marsh to join FMNB as Senior Vice President and Market President of Pennsylvania Creation of Pennsylvania Region advisory board Expected closing in 2nd half of 2022 EMCF shareholder approval required Customary regulatory approvals (1) Based on FMNB’s closing price of $17.02 on March 23, 2022 (2) TBV normalized to 8.50% TCE/TA (3) Core deposits estimated at close exclude time deposits > $100k

Modeling assumptions Credit Mark Fair Value Marks Other Marks Cost Savings & Restructuring Charges Total gross credit mark of $15.4 million (1.9% of EMCF’s gross loan portfolio excluding loans held for sale and PPP loans) $7.1 million allocated to purchase credit deteriorated (PCD) loans $8.3 million allocated to non-PCD loans ~$9.7 million write-up of loan portfolio ~$3.6 million write-up of deposit portfolio ~$71 thousand write-up of other borrowings $10.6 million core deposit intangible amortized over 10 years using the straight line method $1.0 million write down of fixed assets ~34.0% cost savings with 75% phased-in in the first 12 months post-close, and 100% thereafter ~$13.2 million pre-tax merger charges

FINANCIAL IMPACT SUMMARY

Estimated Pro Forma Balance Sheet[1]	• $5.2 billion in total assets (26.0% increase) • $3.2 billion in total loans (36.1% increase) • $4.5 billion in total deposits (27.2% increase)
Per Share Impact	• 9.5% projected accretion to FMNB's 2023 EPS (75% cost savings phased-in in first 12 months post-close) and ~10% projected EPS accretion on a fully phased in basis[2] • TBV per share dilution of ~5% earned back in ~3 years using the cross over method[3]
Pro Forma Capital Ratios	• Leverage Ratio: ~8.5% • Tier 1 Ratio: ~12.5% • Total Risk Based Capital Ratio: ~15.5%

(1) Estimated at close
(2) Excluding one time merger charges
(3) Assumes all one-time merger charges of approximately $13.2 million booked at close

FARMERS NATIONAL BANC CORP.

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Comprehensive due diligence Completed a coordinated comprehensive due diligence review with executives from FMNB & EMCF, along with advisors & consultants Detailed credit review completed by internal team and augmented with a 3rd party independent review Loan Review Process 55% of total commercial loans 95% review of commercial loans rated special mention and substandard ($37.4 million, no doubtful rated exist) 94% of classified loans ($28.5 million) 78% of “worst-pass” rated loans The residential/consumer loan review was accomplished on a “top down” portfolio basis Comprehensive Loan Review Analysis $212 Million Commercial Loans Review $28 Million Commercial Unfunded Commitments Review Diligence Focus Areas Legal Operations Financial and Accounting Asset Quality Treasury Information Technology Financial Reporting and Analysis Commercial Lending Human Resources Systems Compliance Consumer Lending